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EXHIBIT NO. 21.1                            SUBSIDIARIES OF THE CORPORATION
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Name of Subsidiary                          State of Incorporation
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The First National Bank of Zanesville       National banking association under
422 Main Street                             the laws of the United States
Zanesville, OH  43701

The First National Bank of Zanesville operates under the name of First National Bank in Muskingum County, Ohio and under the divisional name of Bank First National outside of Muskingum County.